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EXHIBIT 10(pp)

PERSONAL & CONFIDENTIAL

October 20, 2000

Mr. Michael D. Capellas
[Street Address]
[City], [State] [Zip]

Dear Michael:

        On behalf of all of your fellow members of the Board of Directors, I want to congratulate you on being selected to serve as Chairman of the Board and to thank you for your outstanding contributions over the past months as Chief Executive Officer. We believe that your vision and continuing leadership will take Compaq to new heights as we tackle the numerous challenges that face our industry. The terms and conditions set forth in this employment agreement (the "Agreement"), which supersedes the agreement you entered into with Compaq on July 22, 1999 (the "1999 Agreement"), are intended to provide you with the financial security to focus on continued success as a leader of Compaq and to compensate you for the additional responsibilities you have assumed as Chairman.

        TERM OF AGREEMENT: This Agreement shall be effective for an initial three-year term, beginning October 1, 2000 and ending on September 30, 2003, and will be automatically renewed thereafter on an annual basis for successive one-year terms unless the Board of Directors of Compaq Computer Corporation or any successor entity (the "Board of Directors" or the "Board") provides you with written notice that the Agreement will not be renewed ("Notice of Non-Renewal") no later than 120 days prior to the expiration of the then-current term.

        DUTIES AND RESPONSIBILITIES: During the term of this Agreement, you will serve as Chairman of the Board and Chief Executive Officer of Compaq Computer Corporation ("Compaq" or the "Company"), with all the duties and responsibilities commensurate with those roles. All other employees of Compaq will report to you or your designee. You agree to dedicate your full professional skills, time, and energies to your responsibilities to Compaq and understand and agree that this will not permit you to engage in other business activities.

        BASE SALARY: During the term of this Agreement, your base salary, stated on an annual basis, shall not be less than $1,600,000; provided that if the Board approves an increase in your base salary during the term of this Agreement, your base salary shall not thereafter be reduced below that increased level during the remaining term of this Agreement.

        ANNUAL CASH INCENTIVE OPPORTUNITY: During the term of this Agreement, you will continue to be eligible to participate in the annual bonus plan, or any successor plan, available to executive officers on the same terms as other executive officers of the Company. Under the current program, you will have the opportunity to earn a target annual bonus of two times your base salary.

        STOCK OPTIONS/OTHER LONG-TERM INCENTIVE OPPORTUNITIES: During the term of this Agreement, you will have the opportunity to receive stock options and other long-term incentives on the same basis as other executive officers of Compaq. The value, on an annual basis, of your total target long-term incentive opportunities (including stock options and other forms of long-term incentives) will be seven to ten times your base salary, using a Black-Scholes method of valuation.

        SPECIAL BONUS: Upon execution of this Agreement, Compaq will pay to you a special one-time lump sum bonus of $850,000, less applicable tax withholding.

        SPECIAL 1999 STOCK OPTION GRANT: The special one-time Stock Option grant for one million shares as provided for in the 1999 Agreement (the "Special 1999 Stock Option Grant") shall continue to be governed by the original terms of any applicable grant notice and the Compaq Computer Corporation 1998 Stock Option Plan.

RESTRICTED STOCK:

        2000 GRANT: On October 13, 2000, Compaq granted you an additional 970,000 shares of restricted stock under the 1989 Equity Incentive Plan (the "2000 Restricted Stock"). The 2000 Restricted Stock shall vest as follows:

        170,000 shares will vest thirty days from the date of the grant; provided, however, that you agree not to sell, exchange, offer as security, grant an option on or otherwise dispose of or encumber those shares, except to defray associated taxes, for a period of one year from the date they vest. Another 300,000 shares will vest in increments of 100,000 shares each on November 1, 2001, on November 1, 2002, and on November 1, 2003, provided that you remain continuously employed by Compaq through the applicable vesting date.

        500,000 shares will vest only upon attainment of certain performance objectives, as described below:

        During your employment by Compaq, 250,000 shares of the 2000 Restricted Stock will vest in the quantities listed below the first time between October 1, 2000 and November 1, 2004 that the average closing price of Compaq's stock on the New York Stock Exchange (or other nationally recognized stock exchange on which it is listed at the time) for any period of 15 consecutive trading days equals or exceeds each of the performance targets listed below:

QUANTITY	PERFORMANCE TARGET
50,000	$35 per share
50,000	$40 per share
50,000	$45 per share
50,000	$50 per share
50,000	$55 per share

        If, however, these targets have not been met by November 1, 2004, you will no longer be eligible to vest in any portion of these 250,000 shares which has not previously vested.

        250,000 shares of the 2000 Restricted Stock shall vest based on growth of Compaq's earnings per share excluding investment gains and losses ("EPS") when compared to average EPS growth for International Business Machines, Dell Computer Corporation, and Hewlett-Packard or any successor entities (the "Index Companies"). Specifically, these 250,000 shares shall vest over three performance periods of four quarters each (4th calendar quarter 2000 through 3rd calendar quarter 2001, 4th calendar quarter 2001 through 3rd calendar quarter 2002, and 4th calendar quarter 2002 through 3rd quarter 2003), using the fiscal quarters for each company that most closely correspond to the time period covered by the relevant performance period. You will have the opportunity to vest in up to 83,333 shares based on relative EPS growth during each performance period as follows:

  •
  If Compaq's EPS growth over the performance period is equal to the average EPS growth of the Index Companies for the performance period, you will vest in 50,000 shares.

  •
  If Compaq's EPS growth over the performance period is equal to or greater than 1.1 times the average EPS growth of the Index Companies for that performance period, you will vest in 83,333 shares of the 2000 Restricted Stock for that performance period.

  •
  Compaq will use linear interpolation to determine the number of shares in which you will vest should Compaq's EPS growth over a performance period fall between 1 and 1.1 times the average EPS growth of the Index Companies for that performance period.

  •
  If Compaq's EPS growth for any performance period does not equal or exceed the average EPS growth of the Index Companies for that performance period, you will not vest in any shares for that performance period.

        However, should any of the 83,333 shares available for vesting in the first performance period remain unvested after the conclusion of that performance period, you will have the opportunity to vest in any such remaining shares based on cumulative EPS growth over the first and second performance periods as follows:

  •
  If Compaq's cumulative EPS growth is equal to the cumulative average EPS growth for the Index Companies, you will vest in 60% of any such remaining shares.

  •
  If Compaq's cumulative EPS growth is equal to or greater than 1.1 times the cumulative average EPS growth for the Index Companies, you will vest in 100% of any such remaining shares.

  •
  If Compaq's cumulative EPS growth is between 1 and 1.1 times the cumulative average EPS growth of the Index Companies, linear interpolation will be used to determine the number of remaining shares in which you will vest.

        The same approach will be used should any of the 83,333 shares from the first performance period remain unvested at the conclusion of the second performance period, based on cumulative EPS growth over all three performance periods. Again, you will vest in 60-100% of those shares, depending on relative cumulative EPS growth, in accordance with the schedule described above.

        Similarly, should any of the 83,333 shares from the second performance period remain unvested at the conclusion of the second performance period, you will vest in 60-100% of those remaining shares based on cumulative EPS for the second and third performance periods, using the schedule described above to determine the precise number of those remaining shares in which you will then vest.

        Any shares which remain unvested at the conclusion of the third performance period will be forfeited.

        1999 GRANT: The 200,000 shares of restricted stock granted pursuant to Article 5.4 of the 1999 Agreement (the "1999 Restricted Stock") shall continue to be governed by the terms and conditions of the 1989 Equity Incentive Plan. Vesting of the 1999 Restricted Stock shall be in accordance with its original terms, which, restated, are as follows:

        As a special performance incentive, the 1999 Restricted Stock shall vest in the quantities listed below the first time after July 22, 1999 and during your employment with Compaq that the closing price of Compaq's stock on the New York Stock Exchange (or other nationally recognized stock exchange on which it is listed at the time) equals or exceeds each performance target listed below for thirty consecutive trading days:

QUANTITY	PERFORMANCE TARGET
50,000	$35 per share
50,000	$40 per share
100,0000	$50 per share

        Except to the extent that the 1999 Restricted Stock vests in accordance with the above schedule or you separate from employment prior to July 22, 2004 (in which event, your rights as to the 1999 Restricted Stock, if any, will be governed by the termination provisions set forth below), the 1999 Restricted Stock shall become fully vested on July 22, 2004.

        Compaq shall adjust the quantities and performance targets for the 1999 Restricted Stock and the 2000 Restricted Stock, as set forth above, to reflect any stock dividend, subdivision, or combination of shares or reclassification that occurs in the manner contemplated by the 1989 Equity Incentive Plan or any successor to such Plan. Dividends on all unvested shares shall inure to the benefit of Compaq.

        PRIOR LOAN TO PURCHASE SHARES: Under the 1999 Agreement, you received a loan to purchase additional shares of Compaq stock (the "1999 Loan"). Provided that you remain in the continuous employ of Compaq, Compaq will forgive 1/3 of the then-outstanding balance of the 1999 Loan on November 1, 2001, 1/2 of the then-outstanding balance of that loan on November 1, 2002, and the remaining balance on November 1, 2003. Compaq is releasing its security interest in the shares of Compaq stock currently securing the 1999 Loan.

        TAX ASSISTANCE: Compaq will loan you $2,500,000 on a full recourse basis to assist you in defraying taxes associated with certain aspects of this Agreement (the "Tax Assistance Loan"). The Tax Assistance Loan will be secured by 125,000 shares of Compaq common stock currently owned by you. The proceeds of any sale of those shares prior to repayment of the Tax Assistance Loan shall be used to retire any outstanding balance on the Tax Assistance Loan. The Tax Assistance Loan will bear interest at a fixed rate which will be the minimum rate required under Section 7872 of the Internal Revenue Code of 1986, as amended, in order that the loan is not considered a below market interest loan. Principal and interest on the loan will be due and payable on the earlier of the fifth anniversary of this Agreement or, if you separate from employment under circumstances that do not constitute a Qualifying Termination, as defined below, 120 days after the termination of your employment with Compaq.

        BENEFITS AND PERQUISITES: You will continue to be eligible to participate in such benefit plans, and for such perquisites, as Compaq offers other executive officers of the Company, including but not limited to insurance for directors and officers liability, subject to the terms of the governing plans and programs.

        SEPARATION FROM EMPLOYMENT: Your employment with Compaq is at-will. Under certain circumstances, however, you will be entitled to severance benefits should you separate from employment during the term of this Agreement. The following provisions govern your compensation and benefits should you separate from employment during the term of this Agreement:

QUALIFYING TERMINATION:

        Should you incur a Qualifying Termination (as defined below) you will be eligible for the following payments and benefits, provided that you remain in compliance with your obligations under the terms of this Agreement, including, but not limited to the provisions regarding non-competition, non-solicitation, and non-disparagement, and the Release (as defined below). Should you fail to comply with your obligations under this Agreement or the Release, Compaq may, in addition to any other available remedies, cease making any payment or benefit provided for herein.

        SEPARATION PAYMENT: A separation payment equivalent, before applicable deductions, to three times the sum of your base salary and your target annual bonus, both as in effect at the time of your separation from employment (the "Separation Payment"). The Separation Payment shall be paid as follows: 25% of the Separation Payment shall be paid to you within ten business days of your execution of the Release, with the remaining 75% to be paid in equal installments, without interest, commencing on Compaq's second regularly scheduled payroll following your execution of the Release and ending with Compaq's regularly scheduled payroll twenty-four months later (the "Separation Pay Period"). In the event of a change in payroll practice during the Separation Pay Period, Compaq may adjust the amounts of such installments as necessary to ensure that the total amount paid is equal to the Separation Payment, as defined above.

        PRORATED ANNUAL INCENTIVE: A prorated annual incentive calculated by multiplying the target annual bonus for which you are otherwise eligible times a fraction, the numerator of which is the number of full calendar months during which you were employed in the applicable measurement period and the denominator of which is the total number of full calendar months in the applicable measurement period (the "Prorated Annual Incentive"). The Prorated Annual Incentive shall be subject to applicable deductions and will be paid at the same time such payments are made to other participants in Compaq's annual incentive program.

        STOCK OPTIONS: You will continue to vest in any unvested stock options as if you had remained employed by Compaq for the duration of the Separation Pay Period. You will have until the earlier of (a) the expiration of the term of the option or (b) the twelve-month anniversary of the payment of the final Separation Payment installment to exercise any options that are or become vested.

        1999 RESTRICTED STOCK: Upon the expiration of a 180-day period following your separation date, you will vest in a prorated number of the original shares of the 1999 Restricted Stock grant based on the following formula: (N/60 × 200,000) - Y, where N equals the number of whole calendar months from July 22, 1999 to the end of the year in which you separate from employment (to a maximum of 60) and Y equals the number of shares of the 1999 Restricted Stock that have vested as a result of achievement of the performance targets set forth above in connection with the 1999 Restricted Stock. The 200,000 in the formula shall be adjusted to the same extent that the original number of shares of 1999 Restricted Stock is adjusted under the 1989 Equity Incentive Plan, or any successor to such Plan, due to a stock dividend, subdivision, or combination of shares or a reclassification.

        2000 RESTRICTED STOCK: On the date the Release becomes effective and irrevocable, you will vest in any outstanding shares of the 470,000 shares of the 2000 Restricted Stock granted pursuant to this agreement that were scheduled to vest over time. You will not be entitled to continue to vest in any portion of the 2000 Restricted Stock which was scheduled to vest only upon achievement of the performance factors set forth above. Notwithstanding the immediately preceding sentence, (1) if you have a Qualifying Termination as a result of receipt of a Notice of Non-Renewal during the initial three-year term, you will be treated as having been employed through September 30, 2003 for purposes of vesting in the performance-based 2000 Restricted Stock and (2) if you have a Qualifying Termination as a result of receipt of a Notice of Non-Renewal after the initial three-year term, you will be treated as having been employed through November 1 immediately following the end of the then-current term for purposes of vesting in the performance-based 2000 Restricted Stock.

        1999 LOAN: Compaq will forgive in full any outstanding balance of the 1999 Loan upon a Qualifying Termination.

        TAX ASSISTANCE LOAN: Repayment of the Tax Assistance Loan provided for under this Agreement will not be accelerated in the event of a Qualifying Termination.

        SUPPLEMENTAL PAYMENT: A special one-time lump sum payment to you of $100,000 (the "Supplemental Payment"), payable on the ninety day anniversary of Compaq's receipt of the executed Release. The Supplemental Payment shall be subject to applicable deductions and shall be in lieu of any payment by Compaq to you for tax preparation services, security system monitoring, accounting or legal fees necessitated by the termination of your employment, secretarial services, outplacement services, or any other similar purposes.

        HEALTH BENEFIT CONTINUATION: Continuation of certain health benefits under COBRA for you and your eligible dependents following your separation from employment. Compaq will make any necessary payments or adjustments so that you will have the opportunity to continue those COBRA-covered benefits at the employee premium rate for six months following your separation. Thereafter, you will have the opportunity, as determined by the provisions of COBRA, to continue such coverage at the COBRA premium rate.

        DEFINITION OF A QUALIFYING TERMINATION: For purposes of this Agreement, a Qualifying Termination shall mean any of the following:

  (1)
  Involuntary termination of your employment without Cause. For purposes of this Agreement, Cause shall mean a good faith determination by the Board of Directors, after consultation with outside legal counsel, that you have committed an act or omission that is materially contrary to the best interests of Compaq or that you have materially breached any of the terms and conditions of this Agreement. You will not, however, be deemed to have been involuntarily terminated for Cause unless and until you are presented with a resolution of the Board of Directors, approved by at least 3/4 of the entire membership of the Board after providing you with reasonable notice and opportunity to be heard, with counsel, before the Board, finding that you have engaged in conduct which would constitute Cause under this Agreement.

  (2)
  Resignation within 90 days of the occurrence of a Good Reason, which, for purposes of this Agreement, shall mean: (a) involuntary removal from the position of Chief Executive Officer, (b) involuntary removal from, or failure to be elected, Chairman of the Board, (c) assignment, by the Board, of duties inconsistent with the position of Chief Executive Officer, (d) receipt of a Notice of Non-Renewal, or (e) the Board's approval of a material reduction in target compensation opportunities that is not part of an across-the-board reduction for all executive officers of the Company. Notwithstanding the foregoing, you will not be eligible for a Separation Payment unless you provide the Board of Directors with 60 days written notice of your intent to resign for Good Reason, containing details regarding the grounds for your resignation, and allow the Board of Directors to take action to remove or correct the Good Reason within 30 days. If the Board of Directors fails to take action to remove or correct the Good Reason within 30 days of receiving notice of same, your resignation for Good Reason shall become effective.

  (3)
  Involuntary termination of your employment by the Company for any reason within 180 days of a Change in Control, as defined in Exhibit A.

        You will not be deemed to have incurred a Qualifying Termination unless you execute, within 30 days of your separation, a release of claims substantially similar to the form attached as Exhibit B hereto (the "Release"). Under no circumstances shall your resignation or termination from employment as a result of Disability (as defined below) or death constitute a Qualifying Termination.

        SEPARATION DUE TO DEATH OR DISABILITY: In the event of separation from employment as a result of Disability or death and contingent upon your, or, in the event of your death, your estate's, execution of a Release, you, or in the event of your death, your estate, will receive (1) a one-time lump sum Special Separation Payment equivalent, before applicable deductions, to 1.5 times the sum of your base salary and your target annual bonus, both as determined as of the date of your separation from employment, and (2) a Prorated Annual Incentive, as defined above, payable at the same time annual incentives are paid to other participants. Both the Special Separation Payment and the Prorated Annual Incentive shall be subject to applicable deductions. Compaq will also forgive any remaining balance on the 1999 Loan, and repayment of the Tax Assistance Loan will not be accelerated. All other compensation and benefits shall be determined by the terms of the governing plan or program. For purposes of the Agreement, Disability shall mean your inability to perform the essential functions of your position as Chief Executive Officer, or to perform your duties as Chairman of the Board, as a result of illness or injury for a period of six consecutive months.

        INVOLUNTARY TERMINATION FOR CAUSE/RESIGNATION WITHOUT GOOD REASON: If you are involuntarily terminated for Cause or resign your employment for any reason other than a Good Reason, you will not be entitled to any severance payment under this Agreement. Compaq will have no other obligations under this Agreement, and all compensation and benefits will be determined by the terms of the governing plan or program.

        EXCISE TAX GROSS-UP: In the event of a Change in Control, Compaq, at its sole expense, shall cause its independent auditors promptly to review all payments, distributions and benefits that have been made to or provided to, and are to be made to or provided to, you under this Agreement, and any other agreement and plan benefiting you, to determine the applicability of Section 4999 of the United States Internal Revenue Code of 1986, as amended (the "Code"). If Compaq's independent auditors determine that any such payments, distributions or benefits are subject to excise taxes as provided under Section 4999 of the Code (the "Excise Tax"), then such payment, distributions, or benefits (the "Original Payment(s)") shall be increased by an amount (the "Gross-up Amount") such that, after the Company withholds all taxes due, including any excise and employment taxes imposed on the Gross-up Amount, you will retain a net amount equal to the Original Payment(s) less income and employment taxes, if any, imposed on the Original Payment(s). To facilitate the calculation of the applicable excise tax, you agree to provide Compaq's auditors with copies of your Forms W-2 for the tax years they deem necessary for their use in determining the application of Section 4999 and calculating any amounts payable under this provision. Compaq's auditors will perform the calculations in conformance with the foregoing provisions and provide you with a copy of their calculation. The intent of the parties is that Compaq shall be solely responsible for, and shall pay, any Excise Tax on the Original Payment(s) and Gross-up Amount and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-up Amount. If no determination by Compaq's auditors is made prior to the time you are required to file a tax return reflecting any portion of the Original Payment(s), you will be entitled to receive a Gross-up Amount calculated on the basis of the Original Payment(s) you report in such tax return, within 30 days of the filing of such tax return. You agree that, for the purposes of the foregoing sentence, you are not required to file a tax return until you have obtained the maximum number and length of filing extensions available. If any tax authority finally determines that a greater Excise Tax should be imposed upon the Original Payment(s) than is determined by Compaq's independent auditors or reflected in your tax returns, you shall be entitled to receive the full Gross-up Amount calculated on the basis of the additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and interest) from Compaq within 30 days of such determination as long as you have taken all reasonable actions to minimize any such amounts. If any tax authority finally determines the Excise Tax to be less than the amount taken into account hereunder in calculating the Gross-up Amount, you shall repay to Compaq, within 30 days of your receipt of a refund resulting from that determination, the portion of the Gross-up Amount attributable to such reduction (plus the refunded portion of Gross-up Amount attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-up Amount being repaid, less any additional income tax resulting from such refund).

        COVENANTS: In your role with Compaq (which, for purposes of these Covenants includes Compaq Computer Corporation, its subsidiaries, affiliates, related entities, and successors), you will have access to confidential and proprietary information, and your access to such information is intrinsic to, and essential to the success of, your employment by the Company. In consideration of your access to such information, your continuing employment with the Company, and the payments and benefits provided for under this Agreement, you agree to the following Covenants, which you agree are reasonable and necessary for the protection of Compaq's legitimate business interests, including, but not limited to, good will and information which is confidential and proprietary to Compaq.

        CONFIDENTIAL INFORMATION/INTELLECTUAL PROPERTY: You agree that you will not, at any time during or after your employment by Compaq, make any unauthorized use or disclosure of Confidential Information (as defined below) or Intellectual Property (as defined below), including confidential information or intellectual property of third parties to which you had access as a result of your employment. Nothing in this Agreement shall prohibit you from complying with a court order to produce information, but you agree to provide Compaq notice, immediately upon becoming aware of such requirement, of any subpoena, order, or other mandate to produce information which may be Confidential Information and to cooperate fully with Compaq in obtaining such protection as Compaq deems appropriate.

        During your employment by Compaq, you agree to promptly disclose in writing to Compaq any Intellectual Property, whether originated, conceived, created, made, developed or invented in whole or in part by you, and maintain adequate and current records thereof. You assign, transfer, and convey to Compaq, or its designees or successors, your entire right, title and interest in any Intellectual Property that you originate, conceive, create, make, develop or invent, whether as sole inventor, creator, developer or originator or as a joint inventor, creator, developer or originator with others, whether made within or without the usual working hours or upon the premises of Compaq or elsewhere, during your employment.

        If, subsequent to separation from Compaq, you perform an act at Compaq's request or direction, or provide assistance to Compaq, as described in this paragraph, then Compaq shall compensate you for your time at a rate of one thousand dollars per day. Either during or subsequent to your employment, upon the request and at the expense of Compaq, but for no consideration in addition to that due to you pursuant to your employment with Compaq and this Agreement, you shall execute, acknowledge, and deliver to Compaq or its designee any instruments that in the judgment of Compaq may be necessary or desirable to secure or maintain for the benefit of Compaq or its designee adequate patent, copyright, and other property rights with respect to Intellectual Property within the scope of this Agreement, including, but not limited to: (a) domestic and foreign patent and copyright applications, (b) any other applications for securing, protecting, or registering property rights, and (c) powers of attorney, assignments, oaths, affirmations, supplemental oaths and sworn statements. You shall also assist Compaq or its designee, as required, to draft such instruments, to obtain such rights, and to enforce such rights, provided that such assistance will not unreasonably interfere with your other endeavors.

        For purposes of this Agreement, "Confidential Information" means any confidential or private information, not generally known to the public, related to the business or operations (past, present or future) of Compaq. You agree that Confidential Information encompasses a broad scope of information that includes, without limitation: business plans and strategies; information regarding the identities, skills, qualities, competencies, characteristics, expertise, or experience of the directors, officers, or employees of Compaq; information regarding the compensation practices of, or payments made to or by, Compaq; the contents of communications, oral or written, with, by or between directors, officers, employees, or agents of Compaq; statements of fact or opinion or mixed statements of fact and opinion if such statements are based on information or events to which you had access as a result of your employment by Compaq; and similar information related to third parties to whom Compaq owes a duty of confidentiality or privacy.

        Intellectual Property includes, without limitation, any and all information, ideas, concepts, improvements, discoveries, designs, inventions, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, and business methods, whether patentable or not, which are originated by, conceived by, created by, made by, developed by, invented by, learned by, or disclosed to you, individually or in conjunction with others, during your employment by Compaq (whether during business hours or otherwise and whether on Compaq's premises or otherwise) which relate to Compaq's business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts with in the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks). The term "Intellectual Property" also includes all rights provided by the law of any jurisdiction throughout the world with respect to such information, ideas, concepts, improvements, discoveries, designs, inventions, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, and business methods, including, without limitation, the right to maintain the same as confidential information, the right to first publication, the right to obtain patents and industrial rights thereon, all rights of copyright, all trademark rights, and the right to protect the same against acts of unfair competition.

        NON-COMPETITION AND NO SOLICITATION: During your employment with Compaq and, should your employment terminate for any reason (whether voluntary or involuntary), for the greater of (a) a period of 24 months following your separation or (b) any Separation Pay Period, you agree that you will not, directly or indirectly, on your own behalf or on the behalf of others, in any geographic area or market where Compaq is conducting, or has, during the previous twelve months conducted, any business:

  (1)
  Engage in any business competitive with the business conducted by Compaq at the time of your separation or set forth in any then-existing business plan that you have approved and with respect to which significant steps toward implementation have been taken at the time of your separation;

  (2)
  Render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Compaq at the time of your separation or set forth in any then-existing business plan that you have approved and with respect to which significant steps toward implementation have been taken at the time of your separation; or

  (3)
  Solicit, influence, or induce, or attempt to solicit, influence, or induce, any employee of Compaq to terminate his or her employment with Compaq, or recruit, hire or assist in the recruitment or hiring of any such employee by any person, association, or entity not affiliated with Compaq.

        You understand that these restrictions may limit your ability to engage in certain businesses anywhere in the world during the period provided for above, but you also acknowledge and agree that you will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

        NON-DISPARAGEMENT: During your employment with Compaq and, should your employment terminate for any reason (whether voluntary or involuntary), for the greater of (a) a period of 24 months following your separation or (b) any Separation Pay Period, you agree that you will not make any comment or take any action which disparages, defames, or places in a negative light Compaq or its past and present officers, directors, and employees. Compaq agrees that during this same period, its officers and directors shall refrain from making any comment or taking any action to disparage, defame, or place you in a negative public light.

        REMEDIES: You acknowledge that money damages would not be sufficient remedy for any breach of the foregoing Covenants and that Compaq shall be entitled to specific performance and injunctive relief to enforce these Covenants or to remedy a breach or threatened breach of these Covenants. Such remedies shall not be deemed the exclusive remedies for a breach of these Covenants, but shall be in addition to all remedies available at law or in equity to Compaq, including, without limitation, the recovery of damages from you and any agent acting on your behalf in connection with such breach.

        ARBITRATION: Except for claims by Compaq arising out of your alleged breach of obligations under the Covenants section of this Agreement, all disputes arising out of or relating to this Agreement or to your employment or the termination thereof, will be resolved by final and binding arbitration in Houston, Texas, under the Federal Arbitration Act in accordance with the Employment Dispute Resolution Rules then in effect with the American Arbitration Association. This paragraph shall apply both during and after termination of the employment relationship. Either party shall have the right to enforce this agreement to arbitrate in either federal or state court.

        All proceedings and documents prepared in connection with any arbitration under this Agreement shall be Confidential Information and, unless otherwise required by law, the contents or subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if court enforcement of an arbitration award is sought, the court and court staff hearing such matter.

        Should a dispute under this Agreement be submitted to arbitration and you prevail in that arbitration, you will be entitled to recover your reasonable expenses you incurred in connection with that arbitration, including but not limited to attorneys' fees and arbitrators' fees, from Compaq. Should Compaq prevail, each party shall pay its own costs.

        CONTROLLING LAW: Except where otherwise provided for herein, this Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

        NOTICES: Any notices under this agreement that are required to be given to the Company shall be addressed to Corporate Secretary, Compaq Computer Corporation, 20555 SH 249, Houston, Texas 77070-2698, and any notices required to be given to you shall be sent to your address as shown in the Company's records.

        SEPARABILITY AND CONSTRUCTION: If any provision of this Agreement is determined to be invalid, unenforceable, or unlawful by an arbitrator or a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect, and the provisions that are determined to be invalid, unenforceable, or unlawful will either be limited so that they will remain in effect to the extent permissible by law or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provision so as to provide, to the fullest extent allowed by law, the benefits intended by this Agreement.

        WAIVER OF BREACH: No failure by any party to give notice of any breach of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver or relinquishment or that party's rights, and no waiver or relinquishment of rights by any party at any one or more times will be deemed to be a waiver or relinquishment of such right or power at any other time or times.

        ENTIRE AGREEMENT: Except as provided in written Compaq policies dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, delegation of authority, compliance with law, conflicts of interest, and the like, this Agreement, together with the plan documents, option grant notice, restricted stock award and loan instruments described herein, as amended from time to time, shall constitute the entire understanding relating to the services to be performed for Compaq, and, except as to any agreements as to indemnification, including the August 3, 1998 Indemnity Agreement, any previous employment or other agreements, whether written or oral, between you and Compaq shall be deemed to be revoked and canceled for all purposes as of the date of this Agreement.

        MODIFICATION IN WRITING: No addition to, or modification of, this Agreement shall be effective, unless it is in writing and signed by both you and an authorized representative of Compaq.

        ASSUMPTION OF OBLIGATIONS: Compaq agrees that it shall not enter into any merger, reorganization, sale of substantially all its assets or other similar agreement or transaction without specifically providing that any successor entity shall assume the Compaq's obligations under this Agreement. You agree that Compaq may assign its rights under this Agreement to a successor entity provided that such assignment shall not offset, reduce, or diminish any rights that shall accrue to you as a result of any Change in Control that may thereby occur. Except as set forth in this paragraph, neither Compaq nor you shall assign their rights under this Agreement without the written consent of the other party.

        Michael, I hope that this Agreement, as is intended, provides you with the level of security and incentive that will allow you to continue to lead Compaq to the best of your abilities. Please sign below and return an executed original to indicate your acceptance of these terms. Again, congratulations on being named Chairman.

        Effective October 1, 2000, amended and restated December 13, 2000.

Sincerely,

/s/ LAWRENCE T. BABBIO, JR. Lawrence T. Babbio, Jr. Chairman – Human Resources Committee of the Board of Directors
cc:	Judith Craven Kenneth Lay Yvonne Jackson
/s/ MICHAEL D. CAPELLAS Michael D. Capellas
December 13, 2000 Date

EXHIBIT A TO EMPLOYMENT AGREEMENT BETWEEN MICHAEL CAPELLAS
AND COMPAQ COMPUTER CORPORATION

DEFINITION OF CHANGE IN CONTROL

        A "Change in Control" shall be deemed to have occurred if: (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") other than Compaq Computer Corporation ("the Company"), any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two consecutive years (not including any period prior to October 20, 2000), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this definition) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 30% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

EXHIBIT B TO EMPLOYMENT AGREEMENT BETWEEN
MICHAEL CAPELLAS AND COMPAQ

RELEASE OF CLAIMS

        I acknowledge that I have had twenty-one days to decide whether to execute this Release of Claims ("Release") and that I have been advised in writing to consult an attorney before executing this Release. I acknowledge that I have seven days from the date I execute this Release to revoke my signature. I understand that if I choose to revoke this Release I must deliver my written revocation to Compaq before the end of the seven-day period.

        Excepts as to rights provided me in the Employment Agreement, I, FOR MYSELF, MY HEIRS, SUCCESSORS, AND ASSIGNS DO HEREBY SETTLE, WAIVE, AND RELEASE COMPAQ COMPUTER CORPORATION ("COMPAQ") AND ANY OF ITS PAST AND PRESENT OFFICERS, OWNERS, STOCKHOLDERS, PARTNERS, DIRECTORS, AGENTS, EMPLOYEES, SUCCESSORS, PREDECESSORS, ASSIGNS, REPRESENTATIVES, ATTORNEYS, DIVISIONS, SUBSIDIARIES, OR AFFILIATES FROM ANY AND ALL CLAIMS, CHARGES, COMPLAINTS, RIGHTS, DEMANDS, ACTIONS, AND CAUSES OF ACTION OF ANY KIND OR CHARACTER, IN CONTRACT, TORT, OR OTHERWISE, BASED ON ACTIONS OR OMISSIONS OCCURRING IN THE PAST AND/OR PRESENT, AND REGARDLESS OF WHETHER KNOWN OR UNKNOWN TO ME AT THIS TIME, INCLUDING THOSE NOT SPECIFICALLY MENTIONED IN THIS RELEASE. AMONG THE RIGHTS, CLAIMS, AND CAUSES OF ACTION WHICH I GIVE UP UNDER THIS RELEASE ARE THOSE ARISING IN CONNECTION WITH MY EMPLOYMENT AND THE TERMINATION OF MY EMPLOYMENT, INCLUDING RIGHTS OR CLAIMS UNDER FEDERAL, STATE AND LOCAL FAIR EMPLOYMENT PRACTICE OR DISCRIMINATION LAWS (INCLUDING THE VARIOUS CIVIL RIGHTS ACTS, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, AND THE TEXAS COMMISSION ON HUMAN RIGHTS ACT), LAWS PERTAINING TO BREACH OF EMPLOYMENT CONTRACT, WRONGFUL TERMINATION OR OTHER WRONGFUL TREATMENT, AND ANY OTHER LAWS OR RIGHTS RELATING TO MY EMPLOYMENT WITH COMPAQ AND THE TERMINATION OF THAT EMPLOYMENT. I ACKNOWLEDGE THAT I AM AWARE OF MY RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AND THAT I AM KNOWINGLY AND VOLUNTARILY WAIVING AND RELEASING ANY CLAIM OF AGE DISCRIMINATION WHICH I MAY HAVE UNDER THAT STATUTE AS PART OF THIS RELEASE. THIS AGREEMENT DOES NOT WAIVE OR RELEASE ANY RIGHTS, CLAIMS, OR CAUSES OF ACTION THAT MAY ARISE FROM ACTS OR OMISSIONS OCCURRING AFTER THE DATE I EXECUTE THIS RELEASE. I AGREE NOT TO BRING OR JOIN ANY LAWSUIT OR FILE ANY CLAIM AGAINST COMPAQ IN ANY COURT RELATING TO MY EMPLOYMENT OR THE TERMINATION OF MY EMPLOYMENT.

Date:
Michael D. Capellas

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  EXHIBIT 10(pp)
EXHIBIT A TO EMPLOYMENT AGREEMENT BETWEEN MICHAEL CAPELLAS AND COMPAQ COMPUTER CORPORATION
DEFINITION OF CHANGE IN CONTROL
EXHIBIT B TO EMPLOYMENT AGREEMENT BETWEEN MICHAEL CAPELLAS AND COMPAQ
RELEASE OF CLAIMS